UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for use of the Commission Only (as
☐	Definitive Proxy Statement		permitted by Rule 14(a)-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

SEACOAST BANKING CORPORATION OF FLORIDA

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule, or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

CHAIRMAN’S LETTER

TO OUR FELLOW SHAREHOLDERS AND FRIENDS, Seacoast achieved a breakout year in 2016, delivering our best performance since 2008. Our balanced growth strategy, combining organic growth, smart acquisitions and expense management, contributed to our strong performance, highlighting the transformation we’ve achieved over the past three years. During a year in which community banks faced continued pressure from persistent low interest rates, Seacoast posted impressive outcomes, including a 25 percent increase in revenues, a 32 percent rise in net income, and achievement of our ambitious adjusted earnings1 target of $1 a share, a 35 percent increase compared to the previous fiscal year’s adjusted earnings. Seacoast’s growth model has plenty of room to run as we expand throughout Florida and execute a digitally enabled customer service model that enables us to compete effectively with large banks. Our goal of meeting our customers’ financial needs is the same as when we founded our bank 90 years ago, although the way we address their needs has changed radically since then. 1 A Non-GAAP Measure – Refer to Explanation of Certain Unaudited Non-GAAP Financial Measures beginning on page 10.

Our results demonstrate that a strong, locally relevant brand combined with a digitally enabled low-cost delivery structure combines the best of both worlds and enables us to generate consistent lower-risk returns for our shareholders. Consider our metrics in 2016: • Revenues increased $35.3 million to $177.4 million, reflecting significant franchise growth, from $142.1 million in 2015. • Net income improved $7.1 million to $29.2 million from $22.1 million, and fully diluted earnings per share rose 18 percent to 78 cents a share from 66 cents in 2015. Adjusted net income1 surged 51 percent to $37.5 million from $24.9 million a year earlier, with adjusted diluted earnings per share1 rising 35 percent from 74 cents per share in 2015. • Households we serve have grown to 95,591 from 66,826 in 2013, with Orlando households now representing nearly 22 percent of Seacoast’s overall households served, up from 3.9 percent in 2013. • Loans climbed $723 million, or 34 percent, from year-ago levels, and adjusting for acquisitions, loan growth rose 18 percent or $377 million. Our Accelerate commercial banking delivery platform, which we invested in four years ago, has become a significant part of our business. Also, we continue to maintain a very granular loan portfolio with modest commercial real estate exposure. • Our adjusted efficiency ratio1 improved to 60.8 percent for fourth quarter 2016 from 69.1 percent in the fourth quarter 2015, and our adjusted return on average assets1 increased to nearly 1 percent, at 0.99 percent, from 0.75 percent in the fourth quarter a year ago. Our adjusted return on tangible common equity1 increased to 13.1 percent at year end vs. 8.5 percent in the fourth quarter of 2015. 1 A Non-GAAP Measure – Refer to Explanation of Certain Unaudited Non-GAAP Financial Measures beginning on page 10.

Merger and acquisitions have become an important part of our balanced growth strategy and our playbook is now proven and effective. We completed two transactions in Orlando in 2016, with the Floridian Financial Group and BMO Harris branch acquisitions, that built on our 2014 foothold through the acquisition of BankFIRST. Combined, these acquisitions have made us a Top 10 bank in Orlando, the state’s third-largest market. We are now replicating our “land and expand” strategy in the Tampa market, which we entered with the acquisition of GulfShore Bancshares Inc., the parent of GulfShore Bank, which we announced in November and expect to close in the 2017 second quarter. The full-service community bank, which has served the Tampa area since 2007, adds roughly $328 million in assets, $276 million in deposits and $262 million in loans to Seacoast’s respective numbers. Our 2015 acquisition of Grand Bankshares Inc., which strengthened our position in Palm Beach County, is performing strongly with households up nearly 10 percent since the acquisition. Seacoast’s significant organic growth since 2015 has been driven by a sophisticated understanding of the fundamental change underway in customer banking behavior, which is migrating rapidly to favor convenient lower-cost service delivery channels, such as mobile banking. Adoption of mobile always-on service has risen to 30 percent of eligible customers vs. 26 percent in the 2015 fourth quarter. One proof point: Our customers deposited nearly 37 percent of all checks remotely in the 2016 fourth period, compared to just 22 percent in the year-ago quarter. These and other metrics of mobile and remote banking compare favorably with the best large banks, and are significantly ahead of our community bank peers. From commercial businesses to small businesses to consumers, we now live in a world where everyone expects convenience and, consequently, expects their bank and their banker to always be on-demand. The digital transformation strategy we have been executing methodically for the past few years positions us very well to rationalize our physical footprint. While branches are valuable to our customers for more complex transactions, simple banking tasks such as depositing or withdrawing funds are better accomplished via ATMs, online and through digital and mobile channels. Consequently, we expect to close 20 percent of our locations over the next two-to-three years and reinvest some of the operational expense savings in technology and talent to deliver products and services. Our digital approach extends to sophisticated analytics that enable us to better understand customer needs and offer appropriate products and services to them. Powered by our analytics engines, consumer and small-business loan originations, in 2016, climbed 49 percent from a year earlier to $302 million. Mortgage loan originations grew to $403 million in 2016, up from $272 million last year, and $225 million for 2014, two years ago; while our exposure to commercial real estate is significantly less than our peers and regulatory limits.

Across Florida, now the nation’s third-most populous state, we continue to see opportunity ahead. Our legacy encompasses establishing relationships with customers; recognizing and meeting their financial service needs; and serving them through cost-effective digital, online, mobile and other non-branch distribution channels. At its core, we believe Seacoast will continue to deliver value, because of five key elements: 1 Our balanced growth strategy is working, meeting our customers’ needs and generating strong returns for shareholders. 2 We hold a singular view of how we serve the customer, applying advanced digital analytics to deepen and broaden relationships across all lines of business. 3 We possess a deep and highly talented management team and experienced Board of Directors committed to executing our strategy and delivering shareholder value. 4 We have an enviable position in a strong Florida market. 5 We are only in the early innings of our balanced growth strategy and have a clear road map to continue to create value. I thank all our associates for focusing every day on serving our customers and helping them achieve their financial goals. Our associates have helped us achieve our strong financial results and growth. And, we appreciate the support of our shareholders, for whom we are committed to delivering value. Sincerely, Dennis S. Hudson III Chairman and Chief Executive Officer

CUSTOMER REACH SEACOAST BANK HEADQUARTERS

EXPLANATION OF CERTAIN UNAUDITED NON-GAAP FINANCIAL MEASURES This letter contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP. Certain prior period amounts have been revised to conform to the current period presentation. (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA) 2016 2015 2014 2013 NET INCOME $29,202 $22,141 $5,696 $47,916 Security gains (368) (161) (469) (419) BOLI income (benefits upon death) (464) 0 0 0 Bargain purchase gain 0 (416) 0 0 Severance 1,222 898 1,199 67 Merger related charges 8,673 3,775 4,544 0 Branch closure charges and costs related to 2,490 0 4,261 0 expense initiatives Early redemption cost for FHLB advances 1,777 0 0 0 Other 0 281 26 (1,315) Brand Refresh 0 0 697 0 Stock compensation expense and other incentive 0 0 1,213 0 costs related to improved outlook Reversal of deferred tax asset valuation allowance 0 0 0 (42,993) Tax effect of adjustments (5,077) (1,651) (4,734) 673 Adjusted net income $37,455 $24,867 $12,433 $3,929 Average shares outstanding (000) 37,508 33,744 27,717 19,650 ADJUSTED EARNINGS PER DILUTED SHARE $1.00 $0.74 $0.45 $0.20

FOURTH QUARTER FOURTH QUARTER FOURTH QUARTER (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA) 2016 2015 2014 NET INCOME $10,771 $6,036 $(1,517) Security gains (7) (1) (108) Bargain purchase gain 0 (416) 0 TOTAL ADJUSTMENTS TO REVENUE (7) (108) (417) Severance 165 187 478 Merger related charges 559 1,043 2,723 Branch closure charges and costs related to expense initiatives 0 0 4,261 Brand Refresh 0 0 697 Miscellaneous losses 0 48 119 Stock compensation expense and other incentive costs related to improved outlook 0 0 1,213 TOTAL ADJUSTMENTS TO NONINTEREST EXPENSE 724 1,278 9,491 Effective tax rate on adjustments (152) (328) (3,753) ADJUSTED NET INCOME $11,336 $6,569 $4,113 Earnings per diluted share, as reported $0.28 $0.18 $(0.05) ADJUSTED EARNINGS PER DILUTED SHARE $0.30 $0.19 $0.12 Average shares outstanding (000) 38,252 34,395 33,124 Revenue $47,354 $37,299 $31,982 Total Adjustments to Revenue (7) (417) (108) ADJUSTED REVENUE $47,347 $36,882 $31,874 Noninterest Expense $30,297 $27,169 $34,011 Total Adjustments to Noninterest Expense 724 1,278 9,491 ADJUSTED NONINTEREST EXPENSE $29,573 $25,891 $24,520

FOURTH QUARTER FOURTH QUARTER FOURTH QUARTER (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA) 2016 2015 2014 Adjusted Noninterest Expense $29,573 $25,891 $24,520 Foreclosed property expense & amortization of intangible (641) (324) (528) NET ADJUSTED NONINTEREST EXPENSE $28,932 $25,567 $23,992 Adjusted Revenue $47,347 $36,882 $31,874 Impact of FTE adjustment 204 117 150 Adjusted Revenue on a fully taxable equivalent basis $47,551 $36,999 $32,024 ADJUSTED EFFICIENCY RATIO 60.8% 69.1% 74.9% Average assets $4,572,188 $3,463,277 $3,037,061 Return on Average Assets (ROA) 0.94% 0.69% -0.20% Impact of adjustments for Adjusted Net Income 0.05% 0.06% 0.74% ADJUSTED ROA 0.99% 0.75% 0.54% Average Shareholders' Equity $437,077 $353,392 $319,233 Less average goodwill and intangible assets (79,620) (34,457) (33,803) AVERAGE TANGIBLE EQUITY $357,457 $318,935 $285,430 Return on Average Shareholders' Equity 9.8% 6.8% -1.9% Impact of removing average intangible assets and related amortization 2.7% 1.1% 0.2% RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROTCE) 12.5% 7.8% -1.7% Impact of adjustments for Adjusted Net Income 0.6% 0.7% 7.8% ADJUSTED RETURN ON AVERAGE TANGIBLE COMMON EQUITY 13.1% 8.5% 6.1%

24/7/365 LOCAL CUSTOMER SUPPORT 800 706 9991 | SeacoastBank.com